Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
The Toro Company:

We consent to incorporation by reference in the Registration Statement (No. 333-119506) on Form S-8 of The Toro Company, of our report dated June 23, 2010, relating to the statements of net assets available for benefits of The Toro Company Profit-Sharing Plan for Plymouth Union Employees as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2009 annual report on Form 11-K of The Toro Company Profit-Sharing Plan for Plymouth Union Employees.

/s/ KPMG LLP

Minneapolis, Minnesota
June 23, 2010